Exhibit 99.2
NEVADA PACIFIC GOLD LTD.
STOCK OPTION PLAN
(as approved by the Board of Directors of Nevada Pacific Gold Ltd. on October 28, 2004, subject to necessary regulatory and shareholder approval.)
1.	Objectives
The Plan is intended as an incentive to attract and retain qualified directors, senior officers, Employees, Management Company Employees, Consultants and Consultant Companies of the Company and its Affiliates, to promote a proprietary interest in the Company and its Affiliates among such persons, and to stimulate the active interest of such persons in the development and financial success of the Company and its Affiliates.
2.	Definitions

2.1	As used in the Plan, the terms set forth below shall have the following respective meanings:
(a)	“Affiliate”, when referring to the relationship between two companies, means that one of them is the subsidiary of the other, or each of them is controlled by the same person or entity;

(b)	“Board” means the board of directors of the Company;

(c)	“Committee” means the Board or such committee of the Board that the Board may, in accordance with section 3.1 hereof, designate to administer the Plan;

(d)	“Company” means Nevada Pacific Gold Ltd., a company existing under the laws of the Province of British Columbia;

(e)	“Consultant” means, in relation to the Company, an individual or Consultant Company, other than an Employee or a Director/Officer of the Company, that:
(i)	is engaged to provide on an ongoing bona fide basis, consulting, technical, management or other services to the Company or to an Affiliate of the Company, other than services provided in relation to a distribution of securities;

(ii)	provides the services under a written contract between the Company or the Affiliate of the Company and the individual or the Consultant Company;

(iii)	in the reasonable opinion of the Company, spends or will spend a significant amount of time and attention on the affairs and business of the Company or an Affiliate of the Company; and

(iv)	has a relationship with the Company or an Affiliate of the Company that enables the individual to be knowledgeable about the business and affairs of the Company.

(f)	“Consultant Company” means, for an individual Consultant, a company or partnership of which the individual is an employee, shareholder or partner;

(g)	“Date of Grant” means the date an Option is granted by the Committee to the Optionee, subject to any regulatory or other approvals or conditions;

(h)	“Directors/Officers” means directors, senior officers or Management Company Employees of the Company or any subsidiary of the Company;

(i)	“Employee” means:
(i)	an individual who is considered an employee of the Company or its subsidiary under the Income Tax Act (Canada);

(ii)	an individual who works full-time for the Company or its subsidiary providing services normally provided by an employee and who is subject to the same control and direction by the Company over the details and methods of work as an employee of the Company, but for whom income tax deductions are not made at source; or

(iii)	an individual who works for the Company or its subsidiary on a continuing and regular basis for a minimum amount of time per week providing services normally provided by an employee and who is subject to the same control and direction by the Company over the details and methods of work as an employee of the Company, but for whom income tax deductions are not made at source;
(j)	“Insider” in relation to the Company means:
(i)	a director or senior officer of the Company;

(ii)	a director or senior officer of a company that is an Insider or subsidiary of the Company; or

(iii)	a person that beneficially owns or controls, directly or indirectly, Shares carrying more than 10% of the voting rights attached to all outstanding Shares;
(k)	“Investor Relations Activities” means any activities, by or on behalf of the Company or a shareholder of the Company, that promote or reasonably could be expected to promote the purchase or sale of securities of the Company, except for such activities that the TSX-V specifically states to not be Investor Relations Activities;

(l)	“Management Company Employee” means an individual employed by an entity providing management services to the Company, which are required for the ongoing successful operation of the business enterprise of the Company, but excluding an entity engaged in Investor Relations Activities;

(m)	“Market Price” in relation to a Share subject to an Option on the Date of Grant of the Option means the last closing price of the Shares on the TSX-V (or any other stock exchange or market on which the Shares are principally traded) before such Date of Grant;

(n)	“Option” means an option to purchase Shares granted under or subject to the terms of the Plan;

(o)	“Option Agreement” means a written agreement between the Company and an Optionee that sets forth the terms, conditions and limitations applicable to an Option;

(p)	“Option Period” means the period during which an Option may be exercised;

(q)	“Optionee” means a person to whom an Option has been granted under the terms of the Plan or who holds an Option that is otherwise subject to the terms of the Plan;

(r)	“Plan” means this Stock Option Plan of the Company;

(s)	“Prior Plan” means the Company’s 1999 Stock Option Plan, as amended and restated to December 4, 2003;

(t)	“Shares” means common shares without par value in the capital of the Company; and

(u)	“TSX-V” means the TSX Venture Exchange (or any successor stock exchange thereof).
3.	Administration of the Plan

3.1	The Plan shall be administered by the Committee. With respect to Option grants to directors of the Company, the Board shall serve as the Committee. With respect to any other Options the Board may specifically constitute a committee of two or more directors of the Company as the Board may designate from time to time to serve as the Committee for the Plan, all of the members of which shall be and remain directors of the Company. Notwithstanding the foregoing, the Board may resolve to be the Committee to administer the Plan with respect to all of the Plan or certain participants and/or awards made or to be made under the Plan.

3.2	The Committee shall have full and exclusive power to interpret the Plan, to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of the Plan, and to reserve and issue Shares issuable pursuant to the exercise of Options. The Committee may, in its discretion but subject to any necessary approvals of any stock exchange or regulatory body having jurisdiction over the securities of the Company, provide for the extension of the exercisability of an Option, eliminate or make less restrictive any restrictions contained in an Option, waive any restriction or other provision of the Plan or an Option or otherwise amend or modify an Option in any manner that is either (a) not adverse to the Optionee holding such Option or (b) consented to by such Optionee, all provided that, subject to any rule, direction or policy of any stock exchange or regulatory body having jurisdiction over the securities of the Company, the Committee shall have no discretion to accelerate the vesting of any Option. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Option in the manner and to the extent the Committee deems necessary or desirable to carry it into effect. Any decision of the Committee in the interpretation and administration of the Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. No member of the Committee shall be liable for anything done or omitted to be done by such member, by any member of the Committee or by any officer of the Company in connection with the performance of any duties under the Plan, except for such member’s own willful misconduct or as expressly provided by statute.

3.3	All administrative costs of the Plan shall be paid by the Company.

4.	Eligibility

4.1	Options may be granted to Employees, Directors/Officers and Consultants (and Consultant Companies as may be permitted by the TSX-V) who are in the opinion of the Committee in a position to contribute to the success of the Company or any of its Affiliates or who, by virtue of their service to the Company or any predecessors thereof or to any of its Affiliates are, in the opinion of the Committee, worthy of special recognition. The granting of Options is entirely discretionary and nothing in this Plan shall be deemed to give any person any right to participate in this Plan or to be granted an Option and designation of an Optionee in any year shall not require the designation of such person to receive an Option in any other year. The Committee shall consider such factors as it deems pertinent in selecting participants and in determining the amount and terms of their respective Options.

4.2	Any options previously granted by the Company under the Prior Plan which remain outstanding upon adoption of this Plan will be deemed to have been issued under and will be governed by the terms of the Plan, and in the event of any inconsistency between the terms of the agreements governing such options granted under the Prior Plan and the terms of the Plan, the terms of such agreements shall govern. Any Shares issuable upon exercise of such options granted under the Prior Plan will be included for the purpose of calculating the amounts set out in sections 5 and 6 hereof.

4.3	Subject to any applicable regulatory approvals, Options may also be granted under the Plan in exchange for outstanding options granted by the Company or any predecessor company thereof or any Affiliate thereof, whether such outstanding options are granted under the Plan, under any other stock option plan of the Company (including the Prior Plan) or any predecessor company or any Affiliate thereof, or under any stock option agreement with the Company or any predecessor corporation or Affiliate thereof.

4.4	Subject to any applicable regulatory approvals, Options may also be granted under the Plan in substitution for outstanding options of another company in connection with a plan of arrangement or exchange, amalgamation, merger, consolidation, acquisition of property or shares, or other reorganization between or involving such other company and the Company or any of its subsidiaries.

5.	Number of Shares Reserved under the Plan
The maximum aggregate number of Shares issuable pursuant to the exercise of Options granted under the Plan shall be 5,496,000 (including Shares issuable upon exercise of outstanding options granted under the Prior Plan assumed by the Plan upon its effectiveness pursuant to section 20 hereof), provided that:
(a)	if any Shares covered by an Option subject to the Plan are forfeited, or if an Option has expired, terminated or been cancelled for any reason whatsoever (other than by reason of exercise), then the Shares covered by such Option shall again be, or shall become, Shares with respect to which Options may be granted hereunder, and

(b)	such maximum number of Shares shall be appropriately adjusted in the event of any subdivision or consolidation of the Shares.

6.	Number of Optioned Shares per Optionee
The determination regarding the number of Shares that may be the subject of Options granted to each Optionee pursuant to an Option will be made by the Committee and will take into consideration the Optionee’s present and potential contribution to the success of the Company and applicable legal and regulatory requirements and, if and for so long as the Company is listed on the TSX-V, shall be subject to the following limitations:
(a)	Subject to sections 6(d) and 6(e), the aggregate number of Shares that may be reserved for issuance pursuant to the Plan, or as incentive stock options, to any one Optionee in a 12-month period must not exceed 5% of the issued and outstanding Shares (determined at the Date of Grant);

(b)	The number of Shares reserved for issuance pursuant to Options granted to Insiders under the Plan (together with any Shares reserved for issuance pursuant to stock options granted to Insiders under other compensation arrangements of the Company) must not exceed 10% of the issued and outstanding Shares;

(c)	The number of Options granted to Insiders (together with any options granted to Insiders pursuant to any other share compensation arrangements of the Company) within a 12 month period to acquire Shares reserved for issuance under the Plan (or any other compensation plan of the Company) must not exceed 10% of the issued and outstanding Shares;

(d)	The number of Shares subject to Options granted to any one Consultant in a 12-month period must not exceed 2% of the issued and outstanding Shares (determined at the Date of Grant);

(e)	The aggregate number of Shares subject to Options granted to all Optionees who are employed to provide Investor Relations Activities must not exceed 2% of the issued and outstanding Shares of the Company in any 12-month period (determined at the Date of Grant); and

(f)	Subject to any longer vesting period required by sections 8.2 and 8.3, an Option granted to a Consultant performing Investor Relations Activities shall vest in stages over 12 months with no more than 25% of the Shares subject to the Option vesting in any three-month period.
7.	Price

7.1	The exercise price per Share subject to an Option shall be determined by the Committee at the time the Option is granted, provided that the exercise price shall not be less than the Market Price less applicable discounts permitted by the TSX-V, or such other minimum exercise price as may be required by the TSX-V.

7.2	Subject to applicable regulatory requirements and approval, the Committee may reprice the prevailing exercise price of an Option. Any reduction in the exercise price of an Option held by an Optionee who is an Insider at the time of the proposed amendment is, however, subject to disinterested shareholder approval if and as required by the TSX-V.

8.	Term and Exercise of Options

8.1	The Option Period shall be determined by the Committee at the time the Option is granted and may be up to ten years (or five years, if the Company is a “Tier 2 Issuer” on the TSX-V) from the Date of Grant, except as the same may be reduced pursuant to the provisions of section 10. Subject to the applicable maximum Option Period provided for in this section 8.1 and subject to applicable regulatory requirements and approvals, the Committee may extend the Option Period for an Option.

8.2	The vesting for each Option will occur no earlier than in accordance with the following vesting schedule:
(a)	25% of the optioned Shares will be exercisable as of and from the date which is three (3) months after the Date of Grant (provided that any Shares acquired upon exercise may be subject to a hold period as described in section 16.1);

(b)	a further 25% of the optioned Shares will be exercisable as of and from the date which is six (6) months after the Date of Grant;

(c)	a further 25% of the optioned Shares will be exercisable as of and from the date which is nine (9) months after the Date of Grant; and

(d)	the remaining 25% of the optioned Shares will be exercisable as of and from the date which is twelve (12) months after the Date of Grant.
8.3	If at any time the Company is a “Tier 2 Issuer” on the TSX-V and the number of Shares reserved for issuance under the Plan exceeds 10% of the issued and outstanding Shares, then vesting of an Option will occur no earlier than in accordance with the following vesting schedule:
(a)	25% of the optioned Shares will be exercisable as of the Date of Grant (provided that any Shares acquired upon exercise may be subject to a hold period as described in section 16.1);

(b)	a further 25% of the optioned Shares will be exercisable as of and from the date which is six months after the Date of Grant;

(c)	a further 25% of the optioned Shares will be exercisable as of and from the date which is 12 months after the Date of Grant; and

(d)	the remaining 25% of the optioned Shares will be exercisable as of and from the date which is 18 months after the Date of Grant.
8.4	Notwithstanding the foregoing provision of this section 8, if there is a takeover bid or tender offer made for all or any of the issued and outstanding Shares, then all Options outstanding shall become immediately exercisable solely in order to permit the Shares issuable under such Options to be tendered to such bid or offer.

8.5	The vested portion of Options will be exercisable, either all or in part, at any time after vesting. If less than all of the Shares included in the vested portion of any Option are purchased, the remainder may be purchased, subject to the Option’s terms, at any subsequent time prior to the expiration of the Option Period.

8.6	The exercise of any Option will be contingent upon receipt by the Company of payment for the full exercise price of the Shares being purchased in cash by way of certified cheque or bank draft. No Optionee or the legal representatives, legatees or distributees of the Optionee will be, or will be deemed to be, a holder of any Shares subject to an Option under the Plan unless and until certificates for such Shares are issued to the Optionee or such other persons under the terms of the Plan.

9.	Stock Option Agreement
Upon the grant of an Option to an Optionee, the Company and the Optionee shall enter into an Option Agreement setting out the number of Shares subject to the Option, the exercise price per Share, the Option Period, and the vesting schedule for the Option, and incorporating the terms and conditions of the Plan and any other requirements of applicable regulatory authorities and such other terms and conditions as the Committee may determine are necessary or appropriate, subject to the terms of the Plan. Without limiting the generality of the foregoing and if and for so long as the Company is listed on the TSX-V, for Options granted to Employees, Consultants or Management Company Employees, the Company is required to represent in an Option Agreement that the Optionee is a bona fide Employee, Consultant or Management Company Employee, as the case may be.
10.	Effect of Termination of Employment or Death

10.1	Options granted to any Optionee who is a Director/Officer, Employee, Consultant or Management Company Employee shall expire on the earlier of: (a) that date which is 30 days after the Optionee ceases to be in at least one of such categories unless an earlier date is provided for in the Option Agreement with the Optionee, and (b) the expiry of the Option Period.

10.2	Options granted to an Optionee who is engaged in Investor Relations Activities for the Company shall expire on the earlier of: (a) that date which is 30 days after the Optionee ceases to be employed to provide Investor Relations Activities unless an earlier date is provided for in the Option Agreement with the Optionee, and (b) the expiry of the Option Period.

10.3	Notwithstanding sections 10.1 and 10.2, in the event of the death of an Optionee while in service to the Company, each outstanding Option (to the extent then vested and not exercised) shall be exercisable until the earlier of (a) the expiration of one year following such death unless an earlier date is provided for in the Option Agreement with the Optionee, and (b) the expiry of the Option Period, but only by the person or persons to whom the Optionee’s rights under the Option shall pass by the Optionee’s will or by the laws of descent and distribution.

10.4	Notwithstanding the foregoing provisions of this section 10 and subject to any applicable regulatory approvals, the Committee may, in its discretion, provide for the extension of the exercisability of an Option for any period that is not beyond the applicable expiration date thereof, eliminate or make less restrictive any restrictions governing an Option, waive any restriction or other provision of this Plan or an Option or otherwise amend or modify the Option in any manner that is either (a) not adverse to such Optionee or (b) consented to by such Optionee provided that, subject to any rule, direction or policy of any stock exchange or regulatory body having jurisdiction over the securities of the Company, the Committee shall have no discretion to accelerate the vesting of any Option.

11.	Adjustment in Shares Subject to the Plan

11.1	The exercise price for and the number of Shares covered by an Option will be adjusted, with respect to the then unexercised portion thereof, by the Committee from time to time (on the basis of such advice as the Committee considers appropriate, including, if considered appropriate by the Committee, a certificate of the auditor of the Company) in the event and in accordance with the provisions and rules set out in this section 11. Any dispute that arises at any time with respect to any adjustment pursuant to such provisions and rules will be conclusively determined by the Committee, and any such determination will be binding on the Company, the optionee and all other affected parties.
(a)	In the event that a dividend is declared upon the Shares, payable in Shares (other than in lieu of dividends paid in the ordinary course), the number of Shares then subject to any Option shall be adjusted by adding to each such Share the number of Shares which would be distributable thereon if such Share had been outstanding on the date fixed for determining shareholders entitled to receive such stock dividend.

(b)	In the event that the outstanding Shares are changed into or exchanged for a different number or kind of Shares or other securities of the Company or of another corporation, whether through an arrangement, amalgamation or other similar procedure or otherwise, or a share recapitalization, subdivision or consolidation, then there shall be substituted for each Share subject to any Option the number and kind of Shares or other securities of the Company or another corporation into which each outstanding Share shall be so changed or for which each such Share shall be exchanged.

(c)	In the event that there is any change, other than as specified above in this section 11, in the number or kind of outstanding Shares or of any securities into which such Shares shall have been changed or for which they shall have been exchanged, then, if the Committee, in its sole discretion, determines that such change equitably requires an adjustment to be made in the number or kind of Shares then subject to any Option, an equitable adjustment shall be made in the number or kind of Shares, such adjustment shall be made by the Committee and be effective and binding for all purposes.

(d)	In the event that the Company distributes by way of a dividend, or otherwise, to all or substantially all holders of Shares, property, evidences of indebtedness or shares or other securities of the Company (other than Shares) or rights, options or warrants to acquire Shares or securities convertible into or exchangeable for Shares or other securities or property of the Company, other than as a dividend in the ordinary course, then, if the Committee, in its sole discretion, determines that such action equitably requires an adjustment in the exercise price of the Option or number of Shares subject to any Option, or both, such adjustment shall be made by the Committee and shall be effective and binding for all purposes.
11.2	In the case of any such substitution or adjustment as provided for in this section 11, the exercise price in respect of each Option for each Share covered thereby prior to such substitution or adjustment will be proportionately and appropriately varied, such variation shall generally require that the number of Shares or securities covered by the Option after the relevant event multiplied by the varied option exercise price be equal to the number of Shares covered by the Option prior to the relevant event multiplied by the original exercise price of the Option.

11.3	No adjustment or substitution provided for in this section 11 shall require the Company to issue a fractional share in respect of any Option. Fractional shares shall be eliminated.

11.4	The grant of an Option shall not affect in any way the right or power of the Company to effect adjustments, reclassifications, reorganizations, arrangements or changes of its capital or business structure, or to amalgamate, merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets.

12.	Non-Assignability
All Options, benefits and rights accruing to any Optionee in accordance with the terms and conditions of the Plan are non-assignable and non-transferable, except as specifically provided in section 10.3 in the event of the death of the Optionee. During the lifetime of the Optionee, all such Options, benefits and rights may only be exercised by the Optionee.
13.	Employment
Nothing contained in the Plan shall confer upon any Optionee any right with respect to employment or continuance of employment with, or the provision of services to, the Company or any of its Affiliates, or interfere in any way with the right of the Company or any of its Affiliates to terminate the Optionee’s employment or services at any time. Participation in the Plan by an Optionee is voluntary.
14.	Record Keeping
The Company shall maintain a register in which shall be recorded or maintained:
(a)	the name and address of each Optionee;

(b)	the number of Shares subject to Options granted to each Optionee, the number of Shares issued to each Optionee upon the exercise of Options, and the number of Shares subject to Options remaining outstanding;

(c)	a copy of each outstanding Option Agreement;

(d)	such other information as the Committee may determine.
15.	Regulatory Approvals

15.1	The Plan is subject to the approval of regulatory authorities having, or which may have, jurisdiction over the securities of the Company, and the Board is authorized to amend the text thereof from time to time in order to comply with any changes thereto required by such applicable regulatory authorities.

15.2	The obligation of the Company to issue and deliver Shares in accordance with the Plan is subject to the approval of any governmental authority having jurisdiction or any stock exchange or stock quotation system on which the Shares are listed for trading or quoted which may be required in connection with the authorization, issuance or sale of such Shares by the Company. If any Shares cannot be issued to any Optionee for any reason including, without limitation, the failure to obtain such approval, then the obligation of the Company to issue such Shares shall terminate and any exercise price for an Option paid to the Company shall be returned to the Optionee.

16.	Hold Periods, Securities Regulation and Tax Withholding

16.1	If and for so long as the Company is listed on the TSX-V and in addition to any resale restrictions under applicable securities laws, for
(a)	Options granted if, on the Date of Grant of such Options, the Company is a “Tier 2 Issuer” on the TSX-V, or

(b)	Options having an exercise price per Share that is less than the Market Price, any Shares issued on the exercise of such Options will be subject to a four-month hold period commencing on the particular Date of Grant of the Option, and certificates for the Shares will bear a restrictive legend setting out any such applicable hold period.

16.2	Where necessary to effect exemption from registration or distribution of the Shares under securities laws applicable to the securities of the Company, an Optionee shall be required, upon the acquisition of any Shares upon the exercise of Options, to acquire such Shares with investment intent (i.e. for investment purposes) and not with a view to their distribution, and to present to the Committee an undertaking to that effect in a form acceptable to the Committee. The Committee may cause a legend or legends to be placed upon any certificates for the Shares to make appropriate reference to applicable resale restrictions. The Committee may take such other action or require such other action or agreement by such Optionee as may from time to time be necessary to comply with applicable securities laws. This provision shall in no way obligate the Company to undertake the registration or qualification of any Options or the underlying Shares under any securities laws applicable to the securities of the Company.

16.3	The Committee and the Company may take all such measures as they deem appropriate to ensure that the Company’s obligations under the withholding provisions under income tax laws applicable to the Company and other provisions of applicable laws are satisfied with respect to the issuance of Shares pursuant to the Plan or the grant or exercise of Options under the Plan.

16.4	Issuance, transfer or delivery of certificates for Shares purchased pursuant to the Plan may be delayed, at the discretion of the Committee, until the Committee is satisfied that the applicable requirements of securities and income tax laws have been met.

17.	Amendment and Termination of Plan
The Board reserves the right to amend or terminate the Plan at any time if and when it is advisable in the absolute discretion of the Board; provided, however, that no such amendment or termination shall adversely affect any outstanding Options granted under the Plan without the consent of the Optionee. Any amendment to the Plan shall also be subject to any necessary approvals of any stock exchange or regulatory body having jurisdiction over the securities of the Company and, where applicable, the approval of the shareholders of the Company (except where an amendment is made pursuant to section 15.1 hereof).
18.	No Representation or Warranty
The Company makes no representation or warranty as to the future market value of any Shares issued in accordance with the provisions of the Plan.

19.	General Provisions

19.1	Nothing contained in the Plan shall prevent the Company or any of its Affiliates from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the issuance of securities of the Company (subject to shareholder approval if such approval is required by applicable securities regulatory authorities) and such arrangements may be either generally applicable or applicable only in specific cases.

19.2	The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any option agreement, and all determinations made and actions taken pursuant hereto shall be governed by and determined in accordance with the laws of the Province of British Columbia, Canada.

19.3	If any provision of the Plan or any Option is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any person or Option, or would disqualify the Plan or any Option under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Option, such provision shall be stricken as to such jurisdiction, person or Option and the remainder of the Plan and any such Option shall remain in full force and effect.

19.4	Neither the Plan nor any Option shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any of its Affiliates and an Optionee or any other person.

19.5	Headings are given to the sections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

20.	Term of the Plan

20.1	The Plan shall be effective as of December 1, 2004, subject to its approval by the shareholders of the Company and all necessary regulatory approvals pursuant to section 15 hereof.

20.2	The Plan shall be effective until December 1, 2014 unless the Plan is earlier terminated by the Board pursuant to section 17 hereof, and no Option shall be granted under the Plan after that date. Unless otherwise expressly provided in the Plan or in an applicable Option Agreement, any Option granted hereunder may, and the authority of the Board to amend, alter, adjust, suspend, discontinue or terminate any such Option or to waive any conditions or rights under any such Option shall, continue after December 1, 2014 or any earlier termination date of the Plan.